Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-145356 on Form S-1, and Registration Statement No. 333-148989 on Form S-8, of our report dated March 10, 2008, relating to the financial statements of Nanosphere Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph which indicates that Nanosphere, Inc. is in the development stage) appearing in this Annual Report on Form 10-K of Nanosphere, Inc. for the year ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
March 19, 2008